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FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2002

AVI BioPharma, Inc.
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	0-22613 (Commission File Number)	93-0797222 (IRS Employer Identification Number)

One S.W. Columbia, Suite 1105
Portland, OR 97258
(Address of principal executive offices)

(503) 227-0554
Registrant's telephone number, including area code

ITEM 4.    CHANGES IN REGISTRANTS' CERTIFYING ACCOUNTANT.

        On May 15, 2002, AVI BioPharma, Inc. ("AVI") dismissed Arthur Andersen LLP as its independent public accountants. On May 21, 2002, AVI engaged KPMG LLP ("KPMG") as its new independent public accountants. AVI's Board of Directors ("Board") approved the dismissal. All members of the Board's Audit Committee, except one, participated in the decision to dismiss Arthur Anderson at AVI's May 15, 2002 Board meeting. The engagement of KPMG was approved by AVI's Board. The absent Audit Committee member was notified of the change following the meeting and ratified the change. Shareholder ratification of the change will be submitted to AVI's shareholders at the next AVI shareholder meeting.

        None of Arthur Andersen's reports on AVI's consolidated financial statements for the fiscal years ended December 31, 2000 and 2001 contained an adverse opinion or disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope or accounting principles.

        During the fiscal years ended December 31, 2000 and 2001 and through the date of this Form 8-K, there were no disagreements between AVI and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on AVI's consolidated financial statements for such years or such period, and there were no reportable events as set forth in Item 304(a)(1)(v) of Regulation S-K.

        AVI has provided a copy of this Form 8-K to both Arthur Andersen and KPMG..

        During the fiscal years ended December 31, 2000 and 2001 and through the date of this Form 8-K, AVI did not consult KPMG regarding the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the AVI's financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        AVI also requested that KPMG review this filing and indicated AVI would file any letter with the SEC submitted by KPMG that contained any new information, any clarification of AVI's expression of its views herein, or the respects in which KPMG does not agree with the statements made by AVI herein in response to Item 304(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on May 22, 2002.

AVI BioPharma, Inc.

By:	/s/ ALAN P.TIMMINS Alan P. Timmins President and Chief Operating Officer (Principal Operating Officer)

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  ITEM 4. CHANGES IN REGISTRANTS' CERTIFYING ACCOUNTANT.
SIGNATURES